Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
The following lists the subsidiaries of Allegheny Technologies Incorporated, excluding those subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

Name of Subsidiary	State or Country of Incorporation
ALC Funding Corporation	Delaware
Allegheny Ludlum, LLC	Pennsylvania
ATI Funding Corporation	Delaware
ATI Ladish LLC	Wisconsin
ATI Operating Holdings, LLC	Delaware
ATI Properties, Inc.	Delaware
ATI Titanium, LLC	Delaware
Oregon Metallurgical, LLC	Oregon
TDY Holdings, LLC	Delaware
TDY Industries, LLC	California